Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of One Madison Corporation on Form S-4, of our report, dated February 25, 2019, relating to the consolidated balance sheets of One Madison Corporation as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2018, and for the period from July 13, 2017 (inception) to December 31, 2017. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

February 28, 2019